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                                                                    EXHIBIT 99.1
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

Jameson Inns, Inc.                                              PRESS RELEASE
8 Perimeter Center East, Suite 8050   Atlanta, Georgia 30346   (770) 901-9020  FAX (770) 901-9550
FOR IMMEDIATE RELEASE

February 12, 2002
                                                              Contact: Craig R. Kitchin
                                                                       President and Chief Financial Officer

                                                                       (770) 901-9020
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           Jameson Inns, Inc. Reports Fourth Quarter and 2001 Results

ATLANTA--Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust
(REIT), and owner of Jameson Inns and Signature Inns, today announced results for the fourth quarter and year ended December 31, 2001.

Fourth Quarter 2001 Overview

Funds from operations (FFO) were $1.5 million, or $.13 cents per share of common stock, basic and diluted, for the fourth quarter 2001, versus FFO of $2.8 million, or $.25 cents per share, for the same quarter in 2000. For the quarter, the Company reported a net loss attributable to common stockholders of $4.5 million or ($.40) cents per share, basic and diluted, versus a net loss of $1.5 million or ($.13) cents per share, basic and diluted, for the fourth quarter of 2000.

Combined Revenue per available room (REVPAR) for both brands was $26.79 for the fourth quarter of 2001, down $2.28, or 8%, from the fourth quarter of 2000, due to a decline in the occupancy rate to 45.1% from 49.3% and a 1% increase in the average daily rate. REVPAR for the Jameson Inns was $27.83 for the fourth quarter of 2001 compared to $28.69 for the fourth quarter of 2000, resulting from a decrease in the occupancy rate to 48.2% from 51.6% partially offset by a 4% increase in the average daily rate. REVPAR for the Signature Inns was $24.99 for the fourth quarter of 2001 compared to $29.70 for the fourth quarter of 2000, due to a decline in the occupancy rate to 39.6% from 45.5% and a 3% decrease in the average daily rate.

Lease revenues from Kitchin Hospitality, LLC (formerly Jameson Hospitality,
LLC), the company that leases and operates the Inns, decreased $386,000 for the quarter compared to the fourth quarter of 2000. Lease revenues earned from the Jameson Inns decreased $401,000 due primarily to a decrease in REVPAR of 3% compared to the same period in 2000, partially offset by an increase of 15% in room nights available during 2001 compared to 2000. From October 1, 2000 through December 31, 2001, 14 new Inns were opened, offset by the sale of eleven Inns during 2001. Lease revenues earned from the Signature Inns remained constant in fourth quarter of 2001 verses fourth quarter of 2000 as only "base rent" was earned in each period. Lease revenue earned from billboards increased $15,000 in fourth quarter of 2001 verses fourth quarter of 2000.

"The impact of the events of September 11th coupled with the economic slowdown which started in April 2001 has presented an unprecedented challenge to our industry" said Tom Kitchin, CEO. Historically, the fourth quarter has been the weakest quarter of the year for the Company's operating results. "Our occupancy levels for October, November and December were in line with levels for the limited-service economy segment of the hotel industry. As business travel recovers we expect to see a gradual increase in occupancy levels ".

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Full Year 2001 Overview

FFO was $11.3 million, or $1.01 cents per share of common stock basic, and $.97 cents per share of common stock diluted, for the year ended December 31, 2001, versus FFO of $16.0 million, or $1.45 cents per share, basic, and $1.40 cents per share diluted, for the same period in 2000. For the year, the Company reported a net loss attributable to common stockholders of $9.7 million or ($.87) cents per share basic and diluted, versus net income of $1.1 million or $.10 cents per share basic and diluted for the same period in 2000.

Combined REVPAR for both brands was $30.74 for the year ended December 31, 2001, down $2.54, or 8%, from the year ended December 31, 2000, due to a decline in the occupancy rate to 52.4% from 56.6% and a 1% decrease in the average daily rate. REVPAR for the Jameson Inns was $30.99 for the year ended December 31, 2001 compared to $31.34 for the year ended December 31, 2000, resulting from a decrease in the occupancy rate to 54.8% from 57.1% partially offset by a 3% increase in the average daily rate. REVPAR for the Signature Inns was $30.30 for the year ended December 31, 2001 compared to $36.21 for the year ended December 31, 2000, due to a decline in the occupancy rate to 48.2% from 55.9% and a 3% decrease in the average daily rate.

Lease revenues from Kitchin Hospitality, LLC, for the year ended December 31, 2001 increased $379,000 compared to 2000. Lease revenues earned from the Jameson Inns increased approximately $2.70 million in 2001 as compared to 2000 due primarily to an increase in ADR from $54.92 in 2000 to $56.52 in 2001, a 15% increase in available rooms during 2001 compared to 2000. From January 1, 2000 through December 31, 2001, 22 new Inns were opened, offset by the sale of eleven Inns during 2001. This effect was partially offset by a decrease in occupancy by 4% as compared to the same period in 2000, and further offset by Lease revenues earned from the Signature Inns which decreased $2.38 million in 2001 verses 2000 as only "base rent" was earned in three quarters during 2001. Lease revenue earned from billboards increased $54,000 for the year ended December 31, 2001 as compared to the year ended December 31, 2000.

"This was by far the worst year experienced by the lodging industry" said Tom Kitchin. "The economic uncertainty, well publicized energy problems, terrorist attacks and resultant travel concerns have created an inordinately difficult operating environment for our industry. Despite the events over the past twelve months Jameson has continued to selectively expand existing hotels and develop new hotels. Our balance sheet remains strong and we are well positioned to take advantage of an industry and economic recovery."

Properties Held for Sale

During 2001, eleven 40-room Jameson Inn hotels have been sold. Two hotels were sold during the first quarter 2001 (Hartwell, Georgia and Washington, Georgia), three were sold during the second quarter 2001 (Commerce, Georgia; Greensboro, Georgia; and Spartanburg, South Carolina), two were sold during the third quarter 2001 (Asheboro, North Carolina and Simpsonville, South Carolina) and four were sold during the fourth quarter (Oakwood, Georgia; Union, South Carolina; Statesboro, Georgia and Garner, North Carolina). Five other 40-room remaining Inns and several parcels of land are classified as held for sale at December 31, 2001 and are recorded at the lower of cost or fair value less anticipated selling costs. The Company may continue to identify additional Inns to dispose of which do not meet its investment criteria.

During 2001, losses on impairment of real estate of $2,110,000 were recognized related to certain hotel properties held for sale. Upon the completion of the sale of six hotel properties, for which impairment losses were not recorded, the Company recognized net gains of $903,000 during 2001.

Long-term Debt

At December 31, 2001 the Company had total indebtedness of $227 million. Of this amount, approximately $200 million is variable rate debt adjustable during 2002, which primarily consists of individual property mortgages that adjust one time per year and are based off of the prime rate or U.S. Treasury rate. Most of the debt that adjusts during 2002 will be fixed for twelve months following the adjustment dates. During January

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2002, interest rates on $39.9 million of adjustable rate debt were reset at a weighted average interest rate of 5.5%.

During 2001, the Company entered into multiple interest rate cap agreements to eliminate its exposure to increases in interest rates on $109 million of its total outstanding indebtedness. These interest rate cap agreements limit the Company's exposure to increases in the prime rate above specified cap rates, for one-year periods commencing on the interest rate readjustment dates shown below. The agreements do not prevent the Company from benefiting from further decreases, if any, in the prime rate. The Company incurs interest on most of its indebtedness at a variable rate generally tied to the prime rate of interest on the applicable yearly adjustment dates.

                                                    Debt Amount
                            Adjustment Date        (in millions)    Cap Rate
                            ---------------        -------------    --------

                            April 1, 2002              $  38.0        5.75%
                            July 1, 2002               $  53.0        6.25%
                            October 1, 2002            $  18.0        6.25%
                                                       -------
                             Total                     $ 109.0
                                                       =======


Cash payments will be due the Company from the issuer of the interest rate cap agreements if the prime rate exceeds 5.75% on April 1, 2002, or 6.25% on July 1, 2002 or October 1, 2002. The amount of the payments, if any, will be recorded as a reduction to interest expense. The costs of the interest rate cap agreements (approximately $109,000) will be recognized as interest expense over the life of the agreements.

Properties Update

The Company opened five new Jameson Inn hotels and expanded five existing Jameson Inn hotels during 2001. Eleven operating Jameson Inns were sold during 2001. One new Jameson Inn and four additional expansions are scheduled to be completed during 2002.

On December 31, 2001, there were 98 operating Jameson Inns and 26 operating Signature Inns, compared to 104 operating Jameson Inns and 26 operating Signature Inns at December 31, 2000. Our operating properties are currently located in the following fourteen states:


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                      Jameson Inns             Signature Inns           Combined Brands
State             Hotels         Rooms       Hotels        Rooms      Hotels       Rooms
-----             ------         -----       ------        -----      ------       -----
Alabama               18           915           --           --          18         915
Florida                6           390           --           --           6         390
Georgia               28         1,468           --           --          28       1,468
Iowa                  --            --            1          119           1         119
Illinois              --            --            3          372           3         372
Indiana               --            --           14        1,594          14       1,594
Kentucky               1            67            3          363           4         430
Louisiana              2           146           --           --           2         146
Mississippi            6           351           --           --           6         351
N. Carolina           14           675           --           --          14         675
Ohio                  --            --            4          479           4         479
S. Carolina           10           534           --           --          10         534
Tennessee             11           636            1          124          12         760
Virginia               2           122           --           --           2         122
               ---------     ---------     --------     --------    --------    --------
   Total              98         5,304           26        3,051         124       8,355
               =========     =========     ========     ========    ========    ========
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Dividends

On December 15, 2001, the Company declared quarterly cash dividends of $0.5781 cents per share for Series A Preferred Stock and $0.425 cents per share for Series S Preferred Stock. These dividends were paid on January 20, 2002 to shareholders of record on December 31, 2001.

On January 22, 2002, the Company declared a quarterly dividend of $0.05 per common share. The dividend is payable on February 20, 2002, to shareholders of record on February 4, 2002.

The Company's future decisions to pay its common dividend will be determined each quarter based upon the operating results of that quarter, economic conditions, and other operating trends. We currently anticipate that the Company should be able to pay an aggregate of $0.20 in cash dividends per common share during the full year of 2002. The Company expects to pay the full quarterly cash dividends on its Series A and Series S preferred stock during the full year of 2002.

2002 Guidance

FFO per share for the full year of 2002 on a diluted basis is anticipated to be within the range of $1.15 to $1.30 per common share. The Company is currently anticipating the full year of 2002 maintenance capital expenditures of approximately $6.0 million.

"Jameson currently anticipates a REVPAR decline of the combined brands during the first half of 2002 and a rebound in the third and fourth quarters as the economy improves and lodging demand increases. If business travel improves faster than we expect or deteriorates further we will revise our earnings guidance" said Tom Kitchin. "Our forecast does not include the effects of any disposition of assets, acquisitions or new development of hotels. We have positioned our Company to endure these difficult times and to take advantage of opportunities that may result from them".

Earnings Conference Call

The Company will hold an earnings conference call to discuss the fourth quarter results at 10:00 am EST time today, February 12, 2002. You may listen to a simultaneous webcast of the conference call by accessing the Investor Relations section of the company's website. To listen to the call, dial 1-973-321-2002 and ask for the Jameson Inns, Inc. fourth quarter earnings conference call hosted by Tom Kitchin.

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company's website at www.jamesoninns.com.
                     -------------------


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Forward-Looking Statements

There are a number of statements in this news release which address activities, events or developments which we expect or anticipate will or may occur in the future, including such things as changes in interest rates, our expansion plans (including construction of new Inns and expansion of existing Inns), dispositions of hotels, availability of debt financing and capital, payment of quarterly dividends, effects of terrorist acts similar in nature to those which occurred September 11, 2001, and other matters. These statements are based on certain assumptions and analyses we have made in the light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether the actual results and developments will conform to our expectations and predictions are subject to a number of risks and uncertainties, including (1) our ability to (a) secure construction and permanent financing to finance such development on terms and conditions favorable to us, (b) assess accurately the market demand for new Inns and expansions of existing Inns, (c) identify and purchase new sites which meet our various criteria, including reasonable land prices, (d) contract for the construction of new Inns and expansions of existing Inns in a manner which produces Inns consistent with our present quality and standards at a reasonable cost and without significant delays, (e) provide ongoing renovation and refurbishment of the Inns sufficient to maintain consistent quality among the Inns, and (f) manage our business in a cost-effective manner given the increase in the number of Inns; (2) Kitchin Hospitality's (formerly Jameson Hospitality,
LLC) willingness and ability to manage the Inns profitably; (3) general economic, market and business conditions, particularly those in the lodging industry generally and in the geographic markets where the Inns are located; (4) changes in short-term interest rates;(5) the business opportunities (or lack thereof) that may be presented to and pursued by us; (6) the availability of qualified managers and employees necessary for our planned growth; (7) changes in governmental laws or regulations and (8) other factors, most of which are beyond our control. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results of developments which we anticipate will be realized, or even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.

Non-GAAP Information

The Company believes that Funds from Operations ("FFO") is an additional meaningful measure of operating performance. FFO has been calculated as net income attributable to common stockholders before depreciation expense, gains or losses on disposal of real estate assets, impairment losses of real estate assets and extraordinary items. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States.

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Statement of Operations Data
----------------------------
                                                        Three Months Ended               Twelve Months Ended
                                                            December 31                      December 31
                                                      ----------------------            ---------------------
                                                      2001             2000             2001             2000
                                                      ----             ----             ----             ----

Lease Revenue                                    $  9,834,576     $ 10,221,039     $ 43,610,912     $ 43,231,727
Property and Other Tax Expense                      1,234,826        1,008,864        4,340,345        3,670,841
Insurance Expense                                     250,800          230,086          979,200          869,601
Depreciation                                        5,044,837        4,093,027       19,517,341       14,619,521
General and Administrative Expenses                   629,863          412,135        1,659,421        1,403,518
Amortization of Offering Costs                             --          176,281               --          176,281
(Gain) Loss on Sale of Real Estate                    243,431               --         (902,791)          37,317
(Gain) on Sale of Land                                    340         (320,575)        (196,728)        (320,575)
Loss on Impairment of Real Estate                     650,000               --        2,110,000               --
Interest Expense, Net of Capitalized Amounts        4,560,118        4,415,092       18,864,252       14,944,574
Other Income                                            8,147           25,394           32,592           48,085
Income Before Extraordinary Item                   (2,771,492)         231,523       (2,727,536)       7,878,734
Extraordinary Loss from Early
   Extinguishment of Debt                              87,824           18,587          341,081           87,816
Net Income (Loss)                                  (2,859,316)         212,936       (3,068,617)       7,790,918
Cumulative Preferred Stock Dividends                1,667,190        1,667,183        6,668,739        6,696,144
Net Income (Loss) Attributable to
   Common Shareholders                          $  (4,526,506)   $  (1,454,247)    $ (9,737,356)    $  1,094,774

Net Income (Loss) Attributable to Common
  Shareholders Per Share:
       Basic                                    $       (0.40)   $       (0.13)    $      (0.87)      $     0.10
       Diluted                                  $       (0.40)   $       (0.13)    $      (0.87)      $     0.10
Funds From Operations Per Share:
       Basic                                    $        0.13    $        0.25     $       1.01       $     1.45
       Diluted                                  $        0.13    $        0.25     $       0.97       $     1.40
Funds From Operations                           $   1,499,586    $   2,833,648     $ 11,328,275     $ 16,015,709

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Selected Balance Sheet Data
---------------------------
                                                      December 31,                     December 31,
                                                          2001                            2000
                                                          ----                            ----

Property and Equipment, Net                           $329,958,826                    $334,090,858
Cash                                                     4,755,991                       1,976,592
Restricted Cash                                            648,924                         636,126
Receivable from Affiliate                                    2,694                              --
Other Assets, Net                                        3,994,760                       4,239,791
Total Assets                                           339,361,195                     340,943,367
Mortgage Notes Payable                                 227,062,652                     207,145,362
Other Liabilities                                        4,015,948                       4,351,139
Payable to Affiliate                                            --                       1,038,252
Preferred Stock Dividends Payable                        1,667,190                       1,667,183
Total Shareholders' Equity                            $106,615,405                    $126,741,431
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Selected Hotel Statistics
-------------------------
                                     Three Months Ended        Twelve Months Ended
                                         December 31                December 31
                                     ------------------        -------------------
                                       2001         2000          2001         2000
                                       ----         ----          ----         ----

Jameson Inns
   All Inns:
   Occupancy Rate                      48.2%        51.6%         54.8%        57.1%
   Average Daily Rate                $57.76       $55.63        $56.52       $54.92
   REVPAR                            $27.83       $28.69        $30.99       $31.34

   Interior:
   Occupancy Rate                      42.2%        43.1%         49.6%        43.6%
   Average Daily Rate                $61.34       $59.25        $60.47       $60.08
   REVPAR                            $25.88       $25.55        $29.98       $26.18

   60 Room Exterior:
   Occupancy Rate                      51.6%        53.1%         57.5%        58.9%
   Average Daily Rate                $56.60       $55.34        $55.62       $54.83
   REVPAR                            $29.21       $29.41        $32.00       $32.30

   40 Room Exterior:
   Occupancy Rate                      49.8%        54.1%         56.1%        59.2%
   Average Daily Rate                $56.26       $54.50        $54.74       $53.87
   REVPAR                            $28.03       $29.50        $30.69       $31.91

   Same Inns (76 hotels):
   Occupancy Rate                      49.6%        52.7%         57.4%        59.8%
   Average Daily Rate                $57.34       $55.74        $55.45       $54.62
   REVPAR                            $28.41       $29.39        $31.82       $32.68

Signature Inns
   Occupancy Rate                      39.6%        45.5%         48.2%        55.9%
   Average Daily Rate                $63.09       $65.25        $62.89       $64.81
   REVPAR                            $24.99       $29.70        $30.30       $36.21

Combined Brands
   Same Inns (102 hotels):
   Occupancy Rate                      45.6%        49.8%         53.3%        58.1%
   Average Daily Rate                $59.34       $59.28        $58.44       $59.01
   REVPAR                            $27.04       $29.52        $31.15       $34.26

   All Inns:
   Occupancy Rate                      45.1%        49.3%         52.4%        56.6%
   Average Daily Rate                $59.47       $59.00        $58.66       $58.81
   REVPAR                            $26.79       $29.07        $30.74       $33.28

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